Exhibit 4.41

EQUITY PLEDGE AGREEMENT

THIS EQUITY PLEDGE AGREEMENT (the “Agreement”) is made as of the 15th day of September, 2020 in Pudong New Area, Shanghai, the People’s Republic of China (hereinafter referred to as the “PRC”) by and among the following parties:

Party A: Shanghai Manyin Information Technology Co., Ltd.

Registered address: Building 6, No. 20, Lane 999, Dangui Road, China (Shanghai) Pilot Free Trade Zone

Legal representative: GU Yafen

(hereinafter referred to as the “Pledgee”)

Party B (each a “Pledgor” and together the “Pledgors”):

Name: XU Yining

ID Card No.: ***

Residential address: ***

Name: MIAO Fei

ID Card No.: ***

Residential address: ***

Party C: Chengdu Yougao Information Technology Co., Ltd.

Registered address: No. 5, Floor 3, Building 1, Lane 7 Yongfeng Road, High-Tech Area, Chengdu

Legal representative: XU Yining

(Party A, Party B and Party C are hereinafter collectively referred to as the “Parties” and individually a “Party”.)

WHEREAS:

(1)	Party A is a wholly foreign-owned enterprise duly established and validly existing within the PRC;

(2)	Party C is a limited liability company duly established and validly existing within the PRC;

(3)

The Pledgors own equity interests in Party C and the ratio of their respective equity interest in Party C is as follows: each of XU Yining and MIAO Fei respectively holds 50% equity interest in Party C;

(4)

For the purpose of establishing and developing Party C, the Pledgors entered into a Loan Agreement with Party A on the 15th day of September, 2020 to borrow an aggregate sum of RMB10,000,000 (Ten Million Renminbi Yuan) from Party A for contribution of their committed capital to Party C (hereinafter referred to as the “Loan”);

(5)	Party A, Party C and the Pledgors entered into an Exclusive Call Option Agreement on the 15th day of September, 2020 (the “Option Agreement”);

(6)

Party A, Party C and the Pledgors entered into a Business Operation Agreement on the 15th day of September, 2020, and Party A and Party C executed an Exclusive Technology Consulting and Service Framework Agreement on the 15th day of September, 2020; and

(7)

In order to secure repayments under the Loan Agreement, ensure Party A may receive service fee from Party C under the Exclusive Technology Consulting and Service Framework Agreement, and to assure the performance by the Pledgors and Party C of their respective obligations under the Option Agreement and Business Operation Agreement (the “Contractual Obligations”), the Pledgors pledge all of their equity interests in Party C as security for the performance of the foresaid Contractual Obligations in favor of Party A.

NOW, THEREFORE, on basis of friendly consultation and principles of equality and mutual benefit, the Parties hereby agree as follows:

1.	Definition

Unless otherwise specified in this Agreement, the following terms shall have the following meanings:

1.1	“Pledge” refers to all contents set out in Clause 2 of this Agreement;

1.2	“Equity” means the 100% equity interests lawfully held by the Pledgors in Party C, and any and all existing and future rights and interests in or to such equity interests;

1.3

“Transaction Agreements” mean, collectively, the Loan Agreement dated 15th day of September, 2020 between the Pledgors and Party A, the Option Agreement dated 15th day of September, 2020 between the Pledgors and Party C, the Exclusive Technology Consulting and Service Framework Agreement dated 15th day of September, 2020 between Party A and Party C, and the Business Operation Agreement dated 15th day of September, 2020 among Party A, Party C and the Pledgors;

1.4	“Default Event” means any of the events set out in Clause 7 of this Agreement; and

1.5	“Default Notice” means any notice sent by Party A pursuant to this Agreement claiming a Default Event.

2.	Pledge

2.1	The Pledgors pledge all the Equity in Party C owned by them to Party A as security for Party A’s rights and interests under the Transaction Agreements.

2.2

The scope of security covered by the pledge of Equity hereunder shall include all fees (including legal fees), costs, losses, interests, liquidated damages, indemnities, and costs or expenses for enforcement of any creditor’s right, to be paid or assumed by Party C and/or the Pledgors to Party A under the Transaction Agreements, as well as any liabilities of Party C and the Pledgors to Party A in the event that all or any part of the Transaction Agreements is invalid due to any reason.

2.3

The Pledge under this Agreement shall mean Party A’s priority right to receive preferential repayment from any amount derived from disposition, auction or sale of the Equities pledged to Party A by the Pledgors.

2.4

Unless otherwise expressly agreed by Party A in writing, after this Agreement comes into force, the Pledge contemplated hereunder may not be released unless and until Party C and the Pledgors have duly performed all of their obligations under the Agreements and Party A recognizes such complete performance in writing. If Party C or the Pledgors fail to fully perform all or any part of their obligations or duties hereunder by the end of the respective given periods specified in the Transaction Agreements, Party A shall remain entitled to the Pledge hereunder until such obligations and duties have been fully performed in a way reasonably satisfactory to Party A.

3.	Effectiveness and Term

3.1

This Agreement shall come into effect on the day when it signed by the Parties and affixed with their respective official seals. The Pledge shall be created and become effective on the day when the registration of the Equity pledge with the administration of industry and commerce having jurisdiction over Party C is completed.

3.2

During the period of the Equity Pledge, if Party C fails to pay the service fee under the Exclusive Technology Consulting and Service Framework Agreement, or if Party C and/or the Pledgors fail to pay any costs or expenses to Party A on terms of the Transaction Agreements, or if Party C and/or the Pledgors fail to perform any of the Contractual Obligations under the Transaction Agreements, Party A shall have the right to exercise the Pledge in accordance with terms of this Agreement upon reasonable notices.

4.	Possession and Custody of the Pledge Certificate

4.1

The Pledgors shall, within ten (10) business days from the execution date of this Agreement or at any earlier time mutually agreed by the Parties, deliver their capital contribution certificate (original copy) of Party C into Party A’s custody, provide Party A with the proof evidencing that the Pledge hereunder has been duly registered in Party C’s register of shareholders, and effect all approval, registration and filing procedures required by laws and regulations of the PRC, and deliver the certificate evidencing the registration of the Pledge with competent administration of industry and commerce. Please refer to exhibits of this Agreement for forms of the capital contribution certificate and shareholders’ register of Party C.

4.2

If any change of registration is required by law due to change of any recorded matter of the Pledge, Party A, Party B and Party C shall, within five (5) business days following the change of such recorded matter, make registration change in respect thereof and submit documents in connection with such registration change.

4.3	Without Party A’s prior written consent, the Pledgors shall instruct Party C not to distribute any dividend or bonus during the pledge of Equity.

4.4

As long as the Equity is under pledge, if a Pledgor subscribes for any new registered capital of Party C or acquires any Equity of Party C held by another Pledgor (the “Additional Equity”), such Additional Equity shall automatically become the Equity pledged hereunder, and the Pledgors shall complete all procedures required to create Pledge over the Additional Equity within ten (10) business days from their acquisition of such Additional Equity. If the Pledgors fail to complete relevant procedures as specified in the preceding sentence, Party A may immediately enforce the Pledge pursuant to Clause 8 of this Agreement.

5.	Representations and Warranties of the Pledgors

At the time of executing this Agreement, the Pledgors represent and warrant to the Pledgee the following and acknowledge that Party A’s execution and performance of this Agreement is in reliance on such representations and warranties:

5.1	the Pledgors lawfully own the Equity hereunder and have the right to pledge the Equity for the benefit of Party A as security;

5.2	no claim or intervention will be made by any other party against Party A at any time once Party A is entitled to exercise its rights or enforce the Pledge pursuant to this Agreement;

5.3	Party A has the right to enforce the Pledge in a way specified by the laws, regulations and this Agreement;

5.4

each of the Pledgors has obtained all corporate authorization or approvals necessary for its execution and performance of this Agreement, and such execution and performance does not violate the provisions of any applicable laws, regulations and articles of association;

5.5	the Equity held by the Pledgors is free from any other encumbrance or any third-party security interest of any form (including but not limited to pledge);

5.6	there is no pending or threatened civil, administrative or criminal litigation, administrative penalty or arbitration in connection with the Equity;

5.7	no tax, fee or expense in connection with the Equity is due but remains unpaid, or no required legal procedures or formalities remain uncompleted in respect of the Equity; and

5.8	the terms of this Agreement represent the true intention of the Pledgors and are legally binding upon them.

6.	Undertakings of the Pledgors

6.1	During the existence of this Agreement, the Pledgors undertake to Party A that the Pledgors shall:

6.1.1

without Party A’s prior written consent, not transfer the Equity (except for the transfer of Equity to Party A or its designated person at the request of Party A), or create or allow the existence of any other encumbrance or any type of third-party security interest which may affect Party A’s rights and interests;

6.1.2

comply with and implement all applicable laws and regulations, and, upon receipt of any notice, instruction or advice from any competent regulatory authority in respect of the Pledge, present such notice, instruction or advice to Party A within five (5) business days and act in accordance with Party A’s reasonable instruction; and

6.1.3

promptly notify Party A of (i) any event that may affect the Equity or any portion thereof, or the Pledgors’ performance of any of their obligations, representations, warranties or undertakings hereunder, or (ii) the Pledgors’ receipt of any notice in relation thereto, and shall act in accordance with Party A’s reasonable instruction;

6.2

The Pledgors agree that Party A’s enforcement of the Pledge pursuant to this Agreement shall not be interrupted or interfered with by the Pledgors, their successors or authorized persons, or any other person.

6.3

The Pledgors warrant to Party A that, in order to protect or perfect the security for performance of the payment/repayment obligations and other obligations of the Pledgors and/or Party C under the Transaction Agreements, the Pledgors shall cause Party C to make all necessary amendments to its articles of association (if applicable), execute in good faith and cause any other party interested in the Pledge to execute all such title certificates and agreements as may be requested by Party A, and/or take and cause such other interested party to take all actions requested by Party A, facilitate Party A’s exercise of the Pledge, execute all documents in connection with change of the share certificate with Party A or any third party designated by it, and provide Party A with all documents in relation to the Pledge as Party A may deem necessary within a reasonable period of time.

6.4

In the event of a transfer of any Equity arising from Party A’s exercise of the Pledge pursuant to Clause 8 hereof, the Pledgors hereby jointly and severally undertake to waive their respective preemptive right / right of first refusal thereon.

6.5

The Pledgors warrant to Party A that, for the benefits of Party A, the Pledgors shall comply with and perform all of their warranties, undertakings, agreements and representations. If the Pledgors fail to perform or fully perform their warranties, undertakings, agreements or representations, the Pledgors shall indemnify Party A against all losses suffered by Party A as a result thereof.

7.	Default Event

7.1	A Default Event shall be deemed to have occurred if:

7.1.1

any of Party C, the Pledgors, or their respective successor or assignee, fails to perform any of its obligations under the Loan Agreement, Option Agreement, Business Operation Agreement and/or Excusive Technology Consulting and Service Framework Agreement;

7.1.2

any of the representations, warranties or undertakings made by the Pledgors under Clauses 5 and 6 hereof is materially misleading or erroneous, and/or there is any other breach of the representations, warranties or undertakings made in Clauses 5 and 6 hereof;

7.1.3	the Pledgors materially breach any term of this Agreement;

7.1.4	Other than specified in Clause 6.1.1 of this Agreement, the Pledgors renounce, transfer or dispose of the pledged Equity without Party A’s written consent;

7.1.5

the Pledgors are required to repay or perform in advance, or unable to repay or perform on time, any of their loans, security, indemnifications, undertakings or other liabilities due to a breach or default, which gives rise to Party A’s reasonable belief that the Pledgors’ ability to perform their obligations hereunder has been affected and thus Party A’s interests are affected accordingly;

7.1.6	the Pledgors are unable to repay general debt or other liabilities, which in turn affects Party A’s interests;

7.1.7	this Agreement becomes illegal or the Pledgors are unable to continue to perform their obligations hereunder due to promulgation of any applicable law;

7.1.8	any governmental consent, permit, approval or authorization necessary for the enforceability, legality or validity of this Agreement is revoked, suspended, expired or materially changed;

7.1.9	Party A believes the Pledgors’ ability to perform their obligations hereunder has been affected due to any adverse change to the properties owned by the Pledgors; or

7.1.10	other circumstances where Party A is unable to exercise or dispose of the Pledge pursuant to applicable laws.

7.2

If the Pledgors is or becomes aware of the occurrence of any event described under Clause 7.1 or any circumstance which may give rise to an event described under Clause 7.1, the Pledgors shall immediately notify Party A thereof in writing.

7.3

Unless a Default Event set out in Clause 7.1 has been resolved in a way satisfactory to Party A, Party A may deliver a written Default Notice to the Pledgors upon or at any time after occurrence of the Default Event, requesting the Pledgors to repay the Loan immediately, or enforce the Pledge in accordance with Clause 8 hereof.

8.	Enforcement of the Pledge

8.1	If Party A enforces the Pledge due to the Pledgors’ breach of agreement, Party A shall send a Default Notice to the Pledgors.

8.2	Subject to Clause 7.3, Party A may enforce the Pledge at any time after sending the Default Notice in accordance with Clause 7.3.

8.3

The Pledgee shall be entitled to preferential repayment from any amount derived from the disposal, auction or sale of all or any part of the Equity pursuant to statutory procedures until the Pledgors has repaid the Loan in full and fully paid all debts, fees, liabilities, unpaid service fees and all other payable sums involved in the Contractual Obligations under the Transaction Agreements.

8.4	When Party A enforces the Pledge in accordance with this Agreement, the Pledgors shall not impose any obstacle and shall provide necessary support to enable Party A to enforce the Pledge.

9.	Assignment

9.1	Without Party A’s prior written consent, the Pledgors shall not assign any of their rights and/or obligations hereunder to any third party.

9.2	This Agreement shall bind upon the Pledgors and their successors and inure to Party A and its successor or assignee.

9.3

Party A may at any time assign all or any of its rights and obligations hereunder to any third party designated by it, in which case the assignee shall have Party A’s rights and obligations hereunder. When Party A assigns its rights and obligations this Agreement, at the request of Party A, the Pledgors shall execute relevant agreements and/or documents in respect of such assignment.

9.4

If the pledgee is changed due to such assignment, the parties to the new pledge shall enter into a new pledge agreement and the Pledgors shall be responsible to effect all relevant registration procedures.

10.	Handling Charges and Other Expenses

10.1

All costs and actual expenses in connection with this Agreement, including but not limited to legal fee, cost of production, stamp duty and any other tax and expenses, shall be equally borne by Party A and the Pledgors.

11.	Force Majeure

11.1

If the performance of this Agreement is delayed or hindered by a Force Majeure Event, only with respect to the performance so delayed or hindered thereby, the Party affected by the Force Majeure Event shall be excused from any liability hereunder in respect thereof. A “Force Majeure Event” means any event that is beyond the reasonable control of a Party and cannot be avoided even with the reasonable care of the affected Party, including but not limited to any government act, acts of God, fire, explosion, geographic change, storm, flood, earthquake, tide, lightning or war; provided, however, that any insufficiency of credit, capital or financing shall not be deemed as an event beyond the reasonable control of a Party. A Party seeking exemption from its obligations under this Agreement or any term of this Agreement by virtue of a Force Majeure Event shall as soon as possible notify the other Parties of such exemption event as well as the steps to be taken for completion of its performance.

11.2

The Party affected by a Force Majeure Event shall not be responsible for any liability hereunder, provided, however, that the affected Party shall not be excused from its liability unless and until it has made every possible efforts to perform the Agreement and such exemption shall be limited to the extent where the performance of relevant obligations is delayed or prevented by the Force Majeure Event. Once the cause for such exemption of liability is cured or remedied, the Parties hereto agree to make their best efforts to resume the performance of this Agreement.

12.	Governing Law and Dispute Resolution

12.1

The execution, validity, performance and interpretation of this Agreement and the resolution of dispute arising therefrom or in connection therewith shall be governed by and construed in accordance with the laws of the PRC.

12.2

In the case of any dispute arising among the Parties in respect of the interpretation or performance of this Agreement, the Parties shall resolve such dispute through friendly negotiation. If no agreement can be reached through such negotiation, any Party may submit the dispute to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Shanghai and the arbitration proceeding shall be in Chinese. The arbitration award shall be final and binding on the Parties.

12.3	Except for the matters in dispute, the Parties shall continue to perform their respective obligations hereunder in good faith pursuant to terms of this Agreement.

13.	Notice

13.1	Any and all notices given by the Parties for exercise of their rights and performance of their obligations hereunder shall be made in writing and shall be delivered by person or sent by registered mail, postage-prepaid mail, recognized courier service or facsimile to the following addresses of relevant Party or Parties:

If to Party A:

Shanghai Manyin Information Technology Co., Ltd.

Domicile: Building 6, No. 20, Lane 999, Dangui Road,

China (Shanghai) Pilot Free Trade Zone

If to Party B:

XU Yining

Address: ***

MIAO Fei

Address: ***

If to Party C:

Chengdu Yougao Information Technology Co., Ltd.

Domicile: No. 5, Floor 3, Building 1, Lane 7 Yongfeng Road, High-Tech Area,

Chengdu

13.2	A notice and other correspondence shall be deemed to have been duly served:

13.2.1	on the date shown on the transmission report if sent by facsimile, or on the next business day if the facsimile arrives later than 5:00 pm or on a non-business day of the place of arrival;

13.2.2	if sent by personal delivery (including courier service), on the day when the receipt thereof has been duly signed for;

13.2.3	on the fifteenth (15th) day after the date shown on the acknowledgement of receipt if sent by a registered mail.

14.	Exhibits

The exhibits attached hereto shall be an integral part of this Agreement.

15.	Waiver

Any failure to exercise or delay in exercising any right, remedy, power or privilege hereunder by Party A shall not be deemed as a waiver thereof, nor shall any specific or partial exercise of any right, remedy, power or privilege by Party A preclude Party A’s exercise of any other rights, remedies, powers or privileges. The rights, remedies, powers and privileges set out hereunder are cumulative and shall not preclude any right, remedy, power and privilege applicable under any laws.

16.	Miscellaneous

16.1	No amendment, supplement or variation of this Agreement shall be effective unless it is made in writing and has been signed and sealed (if applicable) by the Parties.

16.2

The Parties hereby acknowledge that this Agreement is a fair and reasonable agreement entered into by and among them on basis of equality and mutual benefit. If any term of this Agreement becomes invalid or unenforceable due to violation of any applicable laws, such term shall be invalid or unenforceable only to the extent governed by such laws, and the validity and enforceability of other terms of this Agreement shall not be affected.

16.3

Party B undertakes that, irrespective of any change that may occur to the ratio of their respective equity interests in Party C, the terms of this Agreement shall remain legally binding upon Party B and apply to all equity interests then held by them in Party C.

16.4

This Agreement is made in Chinese and shall be executed in six (4) counterparts. Party A, Party B and Party C shall respectively hold one counterpart, four counterparts and one counterpart of this Agreement.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties have cause their respective duly authorized representatives to sign this Agreement as of the date first above written.

Party A: Shanghai Manyin Information Technology Co., Ltd. (official seal)

Legal/Authorized representative: /s/ GU Yafen

Title:

Party B:

XU Yining (signature)
/s/ XU Yining

MIAO Fei (signature)
/s/ MIAO Fei

Party C: Chengdu Yougao Information Technology Co., Ltd. (official seal)

Legal/Authorized representative: /s/ XU Yining

EXHIBIT 1    REGISTER OF SHAREHOLDERS

REGISTER OF SHAREHOLDERS

OF

CHENGDU YOUGAO INFORMATION TECHNOLOGY CO., LTD.

Shareholders of the Company:

Shareholder Name	ID Card No.	Address	Capital Contribution	Contribution Percentage	Remark
XU Yining	***	***	RMB 5 million	50%	***
MIAO Fei	***	***	RMB 5 million	50%	***

This is to certify that XU Yining, a shareholder of the Company, has pledged 50% equity of the Company to Shanghai Manyin Information Technology Co., Ltd.

This is to certify that MIAO Fei, a shareholder of the Company, has pledged 50% equity of the Company to Shanghai Manyin Information Technology Co., Ltd.

(Signature Page of the Register of Shareholders of Chengdu Yougao Information Technology )

Chengdu Yougao Information Technology Co., Ltd.

(official seal)

Company Seal

XU Yining

(seal/signature)

/s/ XU Yining

MIAO Fei

(seal/signature)

/s/ MIAO Fei

Dated this [    ] day of [            ], [    ]

EXHIBIT 2    CAPITAL CONTRIBUTION CERTIFICATE

CAPITAL CONTRIBUTION CERTIFICATE

OF

CHENGDU YOUGAO INFORMATIONTECHNOLOGY CO., LTD.]

Company name: Chengdu Yougao Information Technology Co., Ltd.;

Incorporated on: December 26, 2019

Registered capital: RMB 10 million;

Name of shareholder(s): [*];

Capital contributed by shareholders: [*];

Capital contribution method: [*];

Contributed on: [date];

Official seal:

Issued on this [*] day of [*], [*]